Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Aerogels, Inc.:

We consent to the use of our report dated March 1, 2018, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

August 31, 2018